EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Rimage Corporation:

We consent to incorporation by reference in the Registration Statement (Nos. 333-34788, 333-53875 and 33-71472) of Rimage Corporation on Form S-8 of our reports dated February 9, 2001, relating to the consolidated balance sheets of Rimage Corporation and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which reports appear in the 2000 annual report on Form 10-K of Rimage Corporation.

                                                  /s/ KPMG LLP


Minneapolis, Minnesota
March 30, 2001